Exhibit 99.1

Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2013
Livermore, California, February 27, 2014-Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter and fiscal year ended December 31, 2013:
Fourth Quarter Financial Highlights

•	Revenues increased to $60.0 million, year-over-year growth of 7.1%

•	Net income increased to $7.9 million, resulting in earnings per diluted share (EPS) of $0.16, compared to net income of $6.0 million or $0.12 per fully diluted share in the prior year period

•	Adjusted EBITDA increased to $19.4 million, compared to the prior year period of $17.4 million, year-over-year growth of 11.7%

•	Adjusted net income increased to $9.1 million, year-over-year growth of 26.9% - Adjusted net income per diluted share was $0.18 compared to $0.15 in the prior year period

Fiscal 2013 Financial Highlights

•	Revenues increased to $255.3 million, from $210.1 million in 2012, growth of 21.5%

•	Net income increased to $36.3 million, from $23.0 million in 2012, growth of 58.3% - earnings per diluted share (EPS) was $0.74, compared to $0.44 in the prior year period

•	Adjusted EBITDA increased to $89.4 million, growth of 28.5% compared to the prior year period of $69.6 million

•	Adjusted net income increased to $42.8 million, year-over-year growth of 39.6% - Adjusted net income per diluted share was $0.87 compared to $0.64 in 2012

Lisa Im, Performant Financial’s Chief Executive Officer said, “We reported strong revenue and EBITDA growth during 2013, with strong performance in our Healthcare market in 2013 where we grew full year revenues by 23.4%. In student lending we had total loan placement volume in excess of $6.6 billion and we generated nearly $164 million in revenue or 2.5% of placement volume.”

Fiscal 2013 Fourth Quarter Results

The combination of increased usage of income based repayment as a method for loan rehabilitation along with the higher loan placement volume in the second half of 2012 was a leading driver behind our Student Lending revenues in 2013. Meanwhile, our Healthcare business during 2013 faced some challenges including limitations placed on claim type and volume as well as restrictions on our ability to submit medical record requests to PIP providers. Also, due to procedures implemented by CMS in connection with the transition to a new recovery audit contract, we were not permitted to submit medical record requests to providers during the entire month of July. Although these events negatively impacted our fourth quarter results, our Healthcare revenues for the full year were still up over 23 percent. We remain confident in our ability to continue driving value to our clients. Moreover, the programs in which we participate at the Federal level continue to be exceptionally good public policy programs for our clients.”

Student Lending revenues grew 22.8% during the fourth quarter to $42.0 million from $34.2 million in the prior year period. Student Loan Placement Volume (defined below) during the quarter totaled $1.5 billion, a reduction from the $2.2 billion in placements during the prior year period. The company received an unusually large volume of placements during the fourth quarter of 2012 primarily due to delayed placements in prior periods as a result of a technology upgrade project at the Department of Education.

Healthcare revenues declined 30.3% during the fourth quarter to $10.9 million from $15.7 million in the prior year period. Our Net Claim Recovery Volume (defined below) during the quarter was $96.5 million, compared to $138.4 million in the prior year period. Other revenues grew 15% during the fourth quarter to $7.0 million from $6.1 million in the prior year period.

As of December 31, 2013, the Company had cash and cash equivalents of approximately $81.9 million.

Full Year Fiscal 2013 Results

Revenues for the full year ended December 31, 2013 were $255.3 million, an increase of 21.5% compared to $210.1 million in the prior year period. Student Lending revenues grew 23.6% to $163.7 million from $132.4 million in 2012. Student Loan Placement Volume totaled $6.6 billion, an increase of 14.5% compared to the prior year. Healthcare revenues grew 23.4% to $67.5 million from $54.7 million in the prior year. Our Net Claim Recovery Volume was $598.1 million, compared to $482.2 million in the prior year. Other revenues grew 5.2% to $24.1 million from $22.9 million in the prior year.

Net income for the full year was $36.3 million, or EPS of $0.74 on a fully diluted basis, compared to $23.0 million or EPS of $0.44 on a fully diluted basis in 2012. Adjusted EBITDA for 2013 was $89.4 million as compared to $69.6 million in 2012. Adjusted net income for 2013 was $42.8 million, resulting in adjusted EPS of $0.87 on a fully diluted basis. This compares to $30.6 million or $0.64 per fully diluted share in 2012.

Business Outlook

“We are planning for 2014 to be an anomalous transition year that we believe will set the stage for continued strong future growth. The mid- to long term trend looks right and we are excited about the opportunities we see on the horizon. However, in the near-term we expect the new CMS Recovery Audit Contractor award, and limitations on our recovery activities pending the new contract award will negatively impact our operations in 2014. However, it’s important to remember that we have an existing pipeline of medical records that we are in process of working through. In addition we submitted document requests through 02/21 that are still to be received. We will thus have audit activities to be performed through May of this year and revenue will be recognized accordingly through Q2 and Q3. We expect that we will continue to recognize revenue on the current contract as we go through this wind down process.

“The potential impact of the Bipartisan Budget Act of 2013, which reduces the compensation that a Guaranty Agency will receive in connection with the rehabilitation of a student loan, on our Guaranty Agency customers, and on the fees we receive from those customers, remains uncertain. After considering all of the uncertainties we anticipate that full year revenues will be in the range of $200 to $240 million,” commented Im.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate (the weighted-average percentage of our fees compared to amounts recovered by CMS). This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company's Investor Relations website at investors.performantcorp.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-941-4774 (domestic) or 480-629-9760 (international) and entering passcode 13575760. Participants should ask for the Performant Financial fourth quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company's website or by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international) and entering the replay passcode 13575760. The telephonic replay will be available until 11:59 pm (Eastern Time), March 6, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company's website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the value of services we provide to our clients, the perception of the Federal programs that we service, our expected revenue for 2014, the effects of contract transition procedures on our 2014 revenues and the timing of the new CMS Recovery Audit Contract award. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company's five largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Form 10-Q for the quarter ended September 30, 2013. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	December 31, 2013	December 31, 2012

Current assets:
Cash and cash equivalents	$81,909	$37,843
Trade accounts receivable, net of allowance for doubtful accounts of $32 and $65, respectively and estimated allowance for appeals of $1,160 and $1,199, respectively	19,649	23,044
Deferred income taxes	6,847	3,798
Prepaid expenses and other current assets	4,400	2,876
Debt issuance costs, current portion	1,055	1,125
Total current assets	113,860	68,686
Property, equipment, and leasehold improvements, net	26,247	20,669
Identifiable intangible assets, net	32,513	36,244
Goodwill	81,572	81,572
Debt issuance costs, net	2,789	3,844
Other assets	279	730
Total assets	$257,260	$211,745
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$10,763	$11,040
Accrued salaries and benefits	11,826	9,288
Accounts payable	2,383	1,403
Other current liabilities	5,311	8,252
Income taxes payable	103	430
Deferred revenue	—	2,187
Estimated liability for appeals	15,283	4,378
Total current liabilities	45,669	36,978
Notes payable, net of current portion	122,541	136,729
Deferred income taxes	12,612	11,271
Other liabilities	2,204	2,694
Total liabilities	183,026	187,672
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 and 50,000 shares at December 31, 2013 and 2012, respectively; issued and outstanding, 48,316 and 45,392 shares at December 31, 2013 and 2012, respectively	5	4
Additional paid-in capital	49,791	35,970
Retained earnings (deficit)	24,438	(11,901)
Total stockholders’ equity	74,234	24,073
Total liabilities and stockholders’ equity	$257,260	$211,745

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$59,976	$55,974	$255,302	$210,073
Operating expenses:
Salaries and benefits	23,820	23,576	96,762	83,002
Other operating expenses	20,357	18,252	85,671	71,305
Total operating expenses	44,177	41,828	182,433	154,307
Income from operations	15,799	14,146	72,869	55,766
Debt extinguishment costs	—	—	—	(3,679)
Interest expense	(2,812)	(3,085)	(11,564)	(12,414)
Interest income	1	—	1	64
Income before provision for income taxes	12,988	11,061	61,306	39,737
Provision for income taxes	5,119	5,088	24,967	16,786
Net income	7,869	5,973	36,339	22,951
Accrual for preferred stock dividends	—	—	—	2,038
Net income available to common shareholders	$7,869	$5,973	$36,339	$20,913
Net income per share attributable to common shareholders
Basic	$0.16	$0.13	$0.77	$0.48
Diluted	$0.16	$0.12	$0.74	$0.44
Weighted average shares
Basic	48,219	45,366	47,492	43,985
Diluted	49,606	48,812	49,386	47,599

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$36,339	$22,951
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	1	51
Depreciation and amortization	10,655	9,505
Write-off of unamortized debt issuance costs	—	335
Deferred income taxes	(1,708)	(1,826)
Stock-based compensation	2,994	1,614
Interest expense from debt issuance costs and amortization of discount note payable	1,247	1,272
Interest income on notes receivable from stockholders	—	(57)
Changes in operating assets and liabilities:
Trade accounts receivable	3,395	(3,646)
Prepaid expenses and other current assets	(1,524)	416
Other assets	451	(71)
Accrued salaries and benefits	2,538	2,150
Accounts payable	980	1,343
Other current liabilities	(2,941)	(1,223)
Income taxes payable	(327)	(40)
Deferred revenue	(2,187)	(27)
Estimated liability for appeals	10,905	3,928
Other liabilities	388	330
Net cash provided by operating activities	61,206	37,005
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(12,503)	(11,356)
Purchase of perpetual software license and computer equipment	—	(837)
Net cash used in investing activities	(12,503)	(12,193)
Cash flows from financing activities:
Borrowing under notes payable	—	156,000
Borrowing under line of credit	—	4,500
Redemption of preferred stock	—	(60,286)
Repayment of notes payable	(14,465)	(103,416)
Repayment of line of credit	—	(12,698)
Debt issuance costs paid	—	(3,074)
Proceeds from exercise of stock options	1,768	175
Proceeds from issuance of stock	—	12,624
Repayment of promissory notes from stockholders	—	2,323
Income tax benefit from employee stock options	9,060	615
Payment to stockholders	—	(1,761)
Purchase of treasury stock	—	(1,225)
Payment of purchase obligation	(1,000)	(750)
Net cash used in financing activities	(4,637)	(6,973)
Net increase in cash and cash equivalents	44,066	17,839
Cash and cash equivalents at beginning of year	37,843	20,004
Cash and cash equivalents at end of year	$81,909	$37,843
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$17,396	$18,037
Cash paid for interest	$10,294	$11,178
Cash paid as debt extinguishment	$—	$3,344
Supplemental disclosure of non-cash investing and financing activities:
Obligation payable to sellers of perpetual license	$—	$3,250
Issuance of common stock as part of debt issuance costs	$—	$2,796

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, Except Per Share amount)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted Earnings Per Diluted Share:
Net income	$7,869	$5,973	$36,339	$22,951
Less: Accrual for preferred dividends	—	—	—	2,038
Net income available to common stockholders	7,869	5,973	36,339	20,913
Plus: Accrual for preferred dividends	—	—	—	2,038
Plus: Adjustment items per reconciliation of adjusted net income	1,204	1,177	6,446	7,692
Adjusted net income	$9,073	$7,150	$42,785	$30,643

Adjusted Earnings Per Diluted Share	$0.18	$0.15	$0.87	$0.64
Diluted avg shares outstanding	49,606	48,812	49,386	47,599

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA:
Net income	$7,869	$5,973	$36,339	$22,951
Provision for income taxes	5,119	5,088	24,967	16,786
Interest expense	2,812	3,085	11,564	12,414
Interest income	(1)	—	(1)	(64)
Debt extinguishment costs(1)	—	—	—	3,679
Secondary offering expense(2)	—	—	2,893	—
Depreciation and amortization	2,815	2,503	10,655	9,505
Non-core operating expenses(3)	—	—	—	47
Advisory fee(4)	—	—	—	2,641
Stock based compensation	798	731	2,994	1,614
Adjusted EBITDA	$19,412	$17,380	$89,411	$69,573

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Adjusted Net Income:
Net income	$7,869	$5,973	$36,339	$22,951
Debt extinguishment costs(1)	—	—	—	3,679
Secondary offering expense(2)	—	—	2,893	—
Non-core operating expenses(3)	—	—	—	47
Advisory fee(4)	—	—	—	2,641
Stock based compensation	798	731	2,994	1,614
Amortization of intangibles(5)	932	935	3,731	3,676
Deferred financing amortization costs(6)	277	296	1,125	1,161
Tax adjustments(7)	(803)	(785)	(4,297)	(5,126)
Adjusted Net Income	$9,073	$7,150	$42,785	$30,643

(1) Represents debt extinguishment costs comprised of approximately $3.3 million of fees paid to lenders in connection with our new credit facility and approximately $0.3 million of unamortized debt issuance costs in connection with our old credit facility.
(2) Represents direct and incremental costs associated with the Company's secondary offerings in February and April 2013.
(3) Represents costs related to strategic corporate development activities.
(4) Represents expenses incurred under an advisory services agreement with Parthenon Capital Partners, which was terminated in April 2012, and the August 2012 expense of $0.9 million associated with a payment to a financial advisor as part of the Company's initial public offering.
(5) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(6) Represents amortization of capitalized financing costs related to debt offerings conducted in 2009, 2010, and 2012.
(7) Represents tax adjustments assuming a marginal tax rate of 40%.